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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the references to our firm in the Registration Statement on Form S-4 of Microsoft Corporation under the captions "Accountants," "Accounting treatment of the merger," "Conditions to completion of the merger" and "Experts" and to the use of our reports dated October 23, 1998, with respect to the consolidated financial statements and schedule of Visio Corporation included in Visio Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 filed with the Securities and Exchange Commission, incorporated by reference in the Proxy Statement of Visio Corporation that is made a part of the Registration Statement on Form S-4 and Prospectus of Microsoft Corporation for the registration of 14,557,518 shares of Microsoft common stock.

                                          Ernst & Young LLP

Seattle, Washington
November 1, 1999